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                                                                      EXHIBIT 11

SCHEDULE OF COMPUTATION OF BASIC EARNINGS/(LOSS) PER SHARE

                                                    FOR YEARS ENDED

                                             June 30, 1999    June 30, 1998
                                             -------------    -------------
Net Loss                                      $(3,166,488)     $(5,464,059)
Less Preferred stock dividends
                                              -----------      -----------

Subtotal                                      $(3,166,488)     $(5,464,059)

Number of common shares outstanding at
beginning of the year                           7,410,745        7,367,720

Weighted average number of common shares
issued as follows:
Common stock options exercised                                      10,551
Conversion of debt to common stock                                   2,213
                                              -----------      -----------

Weighted average number of common shares
outstanding at the end of the year              7,410,745        7,380,484

Net loss per common share                           (0.43)           (0.74)